Exhibit 10.14

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT (this "Agreement") dated as of the 23rd day of August 1999 (the "Effective Date"), is made and entered into by and between Safety Components International, Inc., a Delaware corporation (the "Company"), and Brian P. Menezes ("Employee").

                                   WITNESSETH:

     WHEREAS, the Company desires to employ Employee as the Company's Vice President and Chief Financial Officer; and Employee desires to be employed by the Company, upon the terms set forth in this Agreement;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company as of the Effective Date for the Term (as defined below), in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

     2. Term. Except as otherwise specifically provided in Section 7 below, the term of Employee's employment under this Agreement (the "Term") shall commence as of the Effective Date, and shall continue until the second (2nd) anniversary thereof, subject to the terms and conditions of this Agreement.

     3. Position, Duties. Responsibilities and Services.

          3.1 Position, Duties and Responsibilities. During the Term, Employee shall serve as the Company's Vice President and Chief Financial Officer, and shall be responsible for the duties attendant to such office, which duties will be generally consistent with his position as an executive officer of the Company, and such other managerial duties and responsibilities with the Company, its subsidiaries or divisions as may be assigned by the Chairman and Chief Executive Officer of the Company (the "CEO"), the President and Chief Operating Officer of the Company (the "COO") or the Board. Employee shall be subject to the supervision and control of the COO and the provisions of the by-laws of the Company.

          3.2 Services to be Provided. During the Term, Employee shall (i) devote all of his working time, attention and energies to the affairs of the Company and its subsidiaries and divisions, (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by the




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     Company's operational policies,  procedures and practices from time to time in effect during the Term.

     4. Compensation.

          4.1 Base Salary. Employee shall be paid a base salary (the "Base Salary") at an annual rate of one hundred eighty thousand ($180,000) dollars, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary shall be subject to increase by the Compensation Committee of the Board (the "Committee"), in its sole discretion, upon the recommendations of the CEO and/or the COO, taking into account merit, corporate and individual performance and general business conditions, including changes in the cost of living index.

          4.2 Bonus Compensation. Employee's bonus compensation ("Bonus Compensation") for the Company's fiscal year ended March 2000 (the "2000 Fiscal Year") shall be governed as follows: (i) if the Company achieves 90% of the net income set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive pro-rata Bonus Compensation equal to 15% of Employee's Base Salary for the 2000 Fiscal Year; and (ii) for each I% of net income (over 90%) set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive pro-rata Bonus Compensation (in addition to the Bonus Compensation set forth in (i) above) equal to 1 1/2% of Employee's Base Salary for the 2000 Fiscal Year. The Employee's "pro-rata" share of the bonus calculation in
     (i) and (ii) above equals sixty-two and one-half percent (62 1/2 %) based on employment date of August 23, 1999. In no event will the Bonus Compensation for fiscal year 2000 be less than $20,000. Employee shall also be entitled to Bonus Compensation as set forth in the next succeeding sentence commencing with the 2001 Fiscal Year. Employee shall be entitled to Bonus Compensation for the fiscal years of the Term pursuant to the terms of the Management Incentive Plan of the Company (the " MIP Plan") or in accordance with a formula to be established by the Committee in advance of each such fiscal year. All issues of interpretation in connection with the calculation of the Bonus Compensation of Employee shall be resolved by the Committee in its reasonable discretion. The Company shall pay the Bonus Compensation to Employee for each fiscal year of the Term within (30) days of the completion by the Company's certified public accountants of their audit of the Company's financial statements for each such fiscal year or, if the employment of Employee shall have been terminated for any reason prior to such date, in accordance with Section 7 below.

          4.3 Stock Options

               (a) The Company hereby agrees to cause the issuance to Employee of stock options ("Stock Options") to purchase 50,000 shares of common stock, $.0l par value, of the Company ("Common Stock") on the date of this Agreement. Grants of Stock Options to Employee shall be considered by the Committee on or before April I of each year during the Term, with such reviews to commence in 2000, and shall be subject to grant in the sole discretion of the Committee, taking into account merit, corporate and individual performance and general business



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

          conditions. All such Stock Options shall be issued pursuant to, and in accordance with, the Company's 1994 Stock Option Plan, as amended (the "Stock Option Plan").

               (b) Each Stock  Option shall be  exercisable  at a price equal to the Fair Market Value (as defined in the Stock Option Plan) of the Common Stock on the date of issuance of such Stock Option (or if such date is not a business day, then such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the Stock Option Plan and shall vest over a three-year period from the date of grant at a rate of 33 1/3 % per year, commencing with the first anniversary of the date of grant. Employee's vested Stock Options shall be exercisable for a period of ten years from the date of issuance. Upon the termination of this Agreement, except as a result of a "change of control" as defined in 7.4(b)(2) below, any unvested Stock Options shall immediately lapse and Employee shall have thirty (30) days from the date of termination of his employment with the Company to exercise any vested Stock Options ( one year in the case of termination by reason of death or disability of the Employee). Upon termination of this Agreement as a result of a "change of control" as defined in 7.4(b)(2) below, any unvested Stock Options shall immediately vest, and Employee shall have until the earlier to occur of (i) the 90th day from the date of termination of this Agreement and (ii) the expiration of the Stock Options in accordance with their terms and with the Stock Option Plan to exercise any vested Stock Options.

     5. Employment Benefits.

          5.1 Benefit Programs. During the Term, Employee shall be entitled to participate in and receive benefits made available now or hereafter to all executive officers of the Company under all benefit programs, arrangements or perquisites of the Company including, but not limited to, 401(k) plans, hospitalization, surgical, dental and major medical coverage, short and long term disability and life insurance.

          5.2 Vacation. During the Term, Employee shall be entitled to such vacation with pay during each year of his employment hereunder consistent with the policies of the Company, but in no event less than three weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in Employee's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

          5.3 Car Allowance. During the Term, the Company shall pay Employee, on the first day of each month, a monthly automobile allowance of $900.00 to pay for the costs associated with Employee's local transportation expenses.


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

     6. Expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies for executive officers, for all reasonable travel and entertainment expenses incurred by Employee in connection with the performance of his duties under this Agreement

     7. Consequences of Termination of Employment.

          7.1 Death. In the event of the death of Employee during the Term, Employee's employment hereunder shall be terminated as of the date of his death and Employee's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Employee (collectively, the "Estate") shall be paid, Employee's unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation to the extent payable under the terms of the Company's benefit programs and plans.

          7.2 Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (I 80) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate Employee's employment under this Agreement by giving Employee ten (10) days' prior written notice. If Employee's employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, Employee's unpaid Base Salary through the month in which the termination occurs, plus Bonus Compensation to the extent payable under the Plan

          7.3 Termination of Employment of Employee bv the Company for Cause.

               (a) Nothing herein shall prevent the Company from terminating Employee's employment under this Agreement for Cause. In the event
          Employee is terminated for Cause, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which the termination occurs. The term "Cause," as used herein, shall mean (i) Employee's willful misconduct, misappropriation or fraud in the performance of his duties hereunder; (ii) the continued failure or refusal of Employee to carry out any reasonable request of the CEO, COO or the Board for the provision of services hereunder; (iii) the material breach of this Agreement by Employee; or (iv) the entering of a plea of guilty or nolo contendere to or the conviction of Employee for a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct, including, without limitation, violations of State or Federal securities laws or regulations.

               (b)  Termination  of  employment  of  Employee  pursuant  to this
          Section 7.3 shall be made by delivery to Employee of a letter from the CEO or the COO generally setting forth a description of the conduct which provides the basis for a termination of employment of Employee for Cause.

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

          7.4  Termination  of  Employment  Other  than  for  Cause,   Death  or
     Disability.

               (a) Termination. The Employee's employment under this Agreement May be terminated (i) by the Company (in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason, (ii) by the Employee at any time and for any reason or (iii) upon the expiration of the Term.

               (b) Severance and Non-Competition Payments.

                    (1) If this Agreement is terminated by the Company, including by reason of a Constructive Termination (as defined below), other than as a result of death or disability of Employee or for Cause (and other than in connection with a change in control (as defined below) of the Company), the Company shall pay Employee a severance and non-competition payment equal to the Base Salary for the remainder of the Term earned by the Employee in respect of the last year immediately preceding the year of termination, multiplied by the number of year ends remaining in the Term; provided, however that a termination during the last six (6) months of the Term shall be governed by Subsection 7.4(b)(5) below. Such severance and non-competition payment shall be payable in equal monthly installments commencing on the first day of the month following termination and shall continue for the remainder of the Term.

                    (2) For purposes of this Agreement, a "change in control" of the Company means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Rules and Regulations")) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Rules and Regulations) (other than Employee, a member of his immediate family, a trust or similar estate planning vehicle established by Employee, or an entity in which Employee owns, directly or indirectly, a majority of the equity securities or voting rights), of any securities of the Company such that, as a result of such acquisition, such person, entity or group either (A) beneficially owns (within the meaning of Rule 13d-3 of the Rules and Regulations), directly or indirectly, more than 30% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board; (ii) a change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors (as defined below); or (iii) the closing date of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51 % of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the closing date of the sale or disposition by the Company (if consummated in more than one transaction, the initial closing date) of all or substantially all of the Company's assets, following shareholder approval of such sale or disposition. For purposes of this Agreement, a "Continuing Director" means members of the Board


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               on the date of this Agreement (including directors appointed from time to time pursuant to the Brera Transaction (as defined below)) or persons nominated for election or elected to the Board with the affirmative vote of the continuing directors who were members of the Board at the time of such nomination or election.
               In  addition,   the  convertible   preferred  stock   transaction
               described  in the  Investment  Agreement  between the Company and
               Brera  Capital   Partners,   LLC  ("Brera")  or  any   subsequent
               acquisition of securities of the Company by Brera or its affiliates(the "Brera Transaction"), through an acquisition, merger, consolidation or otherwise, shall not be deemed to be a change in control.

                    (3)  For  purposes  of  this   Agreement,   a  "Constructive
               Termination" shall be deemed to have occurred upon (i) the removal of Employee as the Chief Financial Officer of the Company, (ii) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions or (iii) the material breach by the Company of this Agreement if, in any such case, Employee does not agree to such change and elects to terminate his employment A termination by reason of a Constructive Termination shall be made by delivery by Employee of a letter to the Board; provided, however, that, prior to the termination of this Agreement for a basis set forth in this Subsection 7.4(b)(3) (which is capable of being cured), the Board shall be given notice of the basis for termination by Employee and a reasonable opportunity (not less than thirty (30) days) to cure such breach.

                    (4) In the  event  of a  termination  of  employment  by the
               Company following a change in control of the Company (including by reason of a Constructive Termination), the Company shall pay the Employee a severance and non-competition payment equal to one-half (1/2) times the sum of the Base Salary in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in six (6) equal monthly installments commencing on the first day of the month following termination.

                    (5) If this  Agreement is not renewed beyond the Term for at least one year on substantially similar terms by the parties hereto or if this Agreement is terminated by the Company (other than as a result of death or disability of Employee or for Cause and other than in connection with a change in control), including by reason of a Constructive Termination, in accordance with this
               Section 7 during the last six (6) months of the Term, the Company shall pay Employee a severance and non-competition payment equal to one-half (1/2) the Base Salary in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in six (6) equal monthly installments commencing on the first day of the month following termination.

                    (6) If Employee terminates his employment  voluntarily prior to the expiration of the Term, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which the voluntary termination occurs.

                    (7) Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other



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

               employment or otherwise. To the extent that Employee shall receive compensation, benefits or service credit for any other employment following termination under this Agreement, the payments to be made and the benefits to be provided by the Company under this Agreement shall be correspondingly reduced.

     8. Confidential information, Inventions.

          8.1 The Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any entity controlling, controlled by or under common control with the Company (each an "Affiliate") except (i) while employed by the Company in the business of and for the benefit of the Company or its Affiliates or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or its Affiliates, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company or its Affiliates to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments (as defined below) marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company, or its Affiliates, as the case may be, to others not subject to confidentiality agreements. In the event the Employee's employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

          8.2 Employee shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Employee in the course of or in connection with his services with the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments"). All Developments shall be the sole property of the Company, and Employee hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

          8.3 Employee shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Employee shall sign all applications, assignments, instruments and



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     papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

          8.4 The Employee and the Company agree that this covenant regarding Confidential Information and Developments is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Employee agrees that any breach of the covenant contained in this
     Section 8 would irreparably injure the Company and/or its Affiliates. Accordingly, the Employee agrees that the Company and/or its Affiliates, in addition to pursuing any other remedies it or they may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of this
     Section 8.

          8.5 The provisions of this Section 8 shall extend for the Term and shall further extend for the greater of (x) the period in which severance and non-competition payments are made pursuant to this Agreement or (y) two years from the date this Agreement is terminated. The provisions of this
     Section 8 shall survive any termination of this Agreement.

     9. Non-Competition. Non-Solicitation.

          9.1 The Employee agrees that during the Non-Competition Period (as defined in Section 9.4 below), without the prior written consent of the
     Company: (a) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than two (2%) percent holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company or its Affiliates (currently (i) the manufacture and sale of (x) automotive airbag fabric and cushions, (y) value-added synthetic fabrics used in a variety of niche industrial and commercial applications and (z) metal airbag, industrial and ordnance components and (ii) systems integration and manufacturing for ordnance programs) including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company or its Affiliates to engage in the future; and (b) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company or its Affiliates.

          9.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the

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

     employment of any employee who has been employed by the Company or its Affiliates at any time during the six (6) months immediately preceding such date of hiring or solicitation.

          9.3 The Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable land to enforce the remainder of these covenants as so amended. The Employee agrees that any breach of the covenants contained in this Section 9 would irreparably injure the Company and/or its Affiliates. Accordingly, the Employee agrees that the Company and/or its Affiliates, in addition to pursuing any other remedies it or they may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 9.

          9.4 The provisions of this Section 9 shall extend for the Term and shall further extend for one year from the date of such termination (herein referred to as the "Non-Competition Period"). The provisions of this
     Section 9 shall survive any termination of this Agreement

     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

          To the Company:

                  Safety Components International, Inc.
                  40 Emery Street
                  Greenville, South Carolina
                  Telephone:    (864) 240-2727 Fax: (864) 240-2701
                  Attention:   John C. Corey

          To Employee:

                  Mr. Brian P. Menezes
                  11 Sapling Court
                  Toronto, Canada  M9Z1K9

     11. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

     12. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or common stock of the Company.

     13. No Assignment. This Agreement shall not be assignable or otherwise transferable by Employee. The Company shall have the right to assign this Agreement to any successor or any Affiliate which agrees to be bound by the terms hereof

     14. Amendment or Modification: Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Employee and by an officer of the Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     15. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

     16. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

     17. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

     18. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

     IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.


                                       SAFETY COMPONENTS INTERNATIONAL, INC.



                                       By:
                                          --------------------------------------
                                          John C. Corey
                                          President and Chief Operating Officer


                                       -----------------------------------------
                                       Brian P. Menezes